Exhibit 99.1

Imation Reports First Quarter 2011 Financial Results

OAKDALE, Minn.--(BUSINESS WIRE)--April 26, 2011--Imation Corp. (NYSE:IMN) today released financial results for the quarter ended March 31, 2011. All financial information included in this press release reflects the continuing operations of the Company for all periods presented unless otherwise indicated.

The Company reported Q1 2011 net revenue of $316.5 million, down 13.5 percent from Q1 2010, an operating loss of $3.4 million, including special charges of $3.7 million, and a diluted loss per share of $0.19. Excluding the special charges, Q1 2011 operating income would have been $0.3 million and diluted loss per share would have been $0.10 (see Tables Five and Six).

Imation President and Chief Executive Officer Mark Lucas commented: “We continue to make progress on our previously outlined strategy to transform Imation into a global technology company focused on profitable growth opportunities in data storage, protection and connectivity. In our emerging storage product category, we saw promising revenue growth for both removable hard disk drives and our Defender™ secure storage portfolio. We secured several key placements of these new storage solutions in large corporate and international government accounts during the quarter. We also saw continued margin improvements in both our emerging storage and our electronics and accessories product categories.

“In line with our strategy to invest in technology platforms, both organically and inorganically, in February we completed the acquisition of the assets of Encryptx, a leader in encryption and security solutions for removable storage devices and removable storage media. We continue to evaluate opportunities for additional acquisitions focused in data protection, storage hardware, removable hard disk drive systems and related software.

“We are also implementing our new strategic tape partnership with TDK, which we announced in January, to collaborate on the development and manufacturing of high-capacity magnetic tape. We have successfully discontinued Imation tape manufacturing at our Weatherford, Okla., site while smoothly scaling up production at TDK’s Japan location. While the Japanese earthquake and tsunami created temporary local business disruptions, the TDK tape manufacturing operations were unaffected and our tape supply remains strong.”

Mr. Lucas continued, “We are, however, beginning to see significant raw material price increases for products sourced in Asia. This is especially affecting petroleum-based products such as optical media and we, therefore, expect increasing pressure on margins in our optical business. Imation has already initiated price increases and will continue to evaluate and take additional actions as necessary to attempt to mitigate the situation.”

“We are committed to implementing the strategy required to transform the Company. We have a solid operational foundation and are making good progress on our strategy, but we have much work ahead. I remain confident that we will successfully execute on our vision, building long-term value for shareholders, employees and customers,” concluded Lucas.

Q1 2011 Results compared with Q1 2010

Net revenue for Q1 2011 was $316.5 million, down 13.5 percent from Q1 2010, driven by price erosion of 9 percent and overall volume declines of 6 percent, offset by foreign currency impact of 2 percent. From a product perspective, traditional storage revenue decreased 15.4 percent, emerging storage revenue decreased 8.3 percent, and electronics and accessories revenue decreased 8.5 percent. From a regional perspective, Americas revenue decreased 11.5 percent and Europe revenue decreased 28.1 percent driven by optical products. North Asia revenue decreased 8.7 percent and revenue increased 2.2 percent in South Asia.

Gross margin for Q1 2011 was 17.1 percent compared with Q1 2010 gross margin of 16.9 percent. Gross margin for Q1 2011 was impacted by inventory write-offs of $1.2 million which were part of the Company’s restructuring plans. Gross margin for Q1 2011 excluding these inventory write-offs would have been 17.4 percent (see Tables Five and Six).

Selling, general and administrative (SG&A) expenses for Q1 2011 were $50.2 million, down $2.9 million compared with Q1 2010 of $53.1 million due to cost reduction efforts.

Research & development (R&D) expenses for Q1 2011 were $4.7 million, up $0.3 million compared with Q1 2010 of $4.4 million as a result of the Company’s planned organic investment.

Goodwill impairment of $1.6 million was related to the acquisition of the assets of Encryptx. The operations of Encryptx were integrated into the Company’s existing Americas-Commercial reporting unit. The Company’s net tangible assets exceed its market capitalization and as a result the carrying amount of the reporting unit before the acquisition exceeded its fair value. Therefore, the Company immediately performed an impairment test on the Americas-Commercial reporting unit including Encryptx and determined that the newly acquired goodwill was impaired.

Restructuring and other charges were $0.9 million in Q1 2011. The charges are related to the Company's previously announced restructuring plans.

Operating Loss was $3.4 million in Q1 2011 compared with operating income of $0.2 million in Q1 2010. Adjusting for $3.7 million of charges discussed above (inventory write-offs related to restructuring programs, goodwill impairment and restructuring and other charges), adjusted operating income would have been $0.3 million in Q1 2011 compared with adjusted operating income on the same basis of $4.2 million in Q1 2010 (see Tables Five and Six).

Income tax provision was $1.7 million in Q1 2011 compared with an income tax benefit of $1.1 million in Q1 2010. The 2011 income tax provision represents tax expense related to income outside the United States. The Company maintains a valuation allowance related to its U.S. deferred tax assets and therefore no tax provision or benefit was recorded related to its Q1 2011 U.S. results.

Loss per diluted share from continuing operations was $0.19 in Q1 2011 compared with a loss per diluted share from continuing operations of $0.07 in Q1 2010. Adjusting for the impacts of the $3.7 million of inventory write-offs, goodwill impairment and restructuring and other charges, discussed above, adjusted loss per diluted share would have been $0.10 in Q1 2011 compared with adjusted earnings per diluted share of $0.0 in Q1 2010 (see Tables Five and Six).

Cash and cash equivalents ending balance was $285.5 million as of March 31, 2011, a decrease of $19.4 million from $304.9 million as of December 31, 2010. The decrease in cash was expected due to seasonal incentive payments, pension funding, treasury stock purchases, and the Encryptx acquisition.

Webcast and Replay Information

A teleconference is scheduled for 9:00 AM Central Time today, April 26, 2011 and will be available on the Internet on a listen-only basis at www.ir.Imation.com or www.streetevents.com. The Company's first quarter financial results will be discussed.

A taped replay of the teleconference will be available beginning at 1:00 PM Central Time on April 26, 2011 until 5:00 PM Central Time on May 3, 2011 by dialing 866-837-8032 (access code 1516856). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations
Table Two - Consolidated Balance Sheets
Table Three - Supplemental Segment and Product Information
Table Four - Operations, Cash Flow and Additional Information
Table Five - Non-GAAP Financial Measures
Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The Non-GAAP financial measurements (adjusted gross margin, adjusted operating income (loss) and adjusted earnings (loss) per diluted share) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

About Imation Corp.

Imation Corp. (NYSE: IMN) is a leading global technology company dedicated to helping people and organizations store, protect and connect their digital world. The Company's portfolio of data storage and security products, electronics and accessories reaches customers in more than 100 countries through a powerful global distribution network. Imation Corp.'s global brand portfolio includes the Imation, Memorex, XtremeMac, and TDK Life on Record brands. Additional information about Imation is available at www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully implement our strategy; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; the ready availability and price of energy and key raw materials or critical components; our ability to pass along raw materials price increases to our customers; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; our ability to introduce new offerings in a timely manner either independently or in association with TDK, OEMs and other third parties and the market acceptance of newly introduced product and service offerings; continuing uncertainty in global and regional economic conditions; our ability to identify, integrate and realize the expected benefits from any acquisition which may occur in connection with our strategy; our ability to realize the benefits from our global sourcing and development strategy for magnetic data storage products and the related restructuring; the volatility of the markets in which we operate; foreign currency fluctuations; our ability to source and deliver products to our customers at acceptable quality, volume and cost levels; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; our ability to meet our revenue growth, gross margin and earnings targets; our ability to secure adequate supply of certain high demand products at acceptable prices; our ability to efficiently source, warehouse and distribute our products globally; a material change in customer relationships or in customer demand for products; the future financial and operating performance of major customers and industries served; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the possibility that our long-lived assets for any goodwill that we acquire in the future may become impaired; the outcome of any pending or future litigation; and the volatility of our stock price due to our results or market trends, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)
	Three Months Ended March 31
	2011	2010
Net revenue	$316.5	$365.8
Cost of goods sold	262.5	304.1
Gross profit	54.0	61.7

Operating expense:
Selling, general and administrative	50.2	53.1
Research and development	4.7	4.4
Goodwill impairment	1.6	-
Restructuring and other	0.9	4.0
Total	57.4	61.5

Operating (loss) income	(3.4)	0.2

Other (income) and expense:
Interest income	(0.2)	(0.2)
Interest expense	0.9	1.1
Other, net	1.4	2.9
Total	2.1	3.8

(Loss) income before income taxes	(5.5)	(3.6)

Income tax provision (benefit)	1.7	(1.1)

(Loss) income from continuing operations	(7.2)	(2.5)

Discontinued operations:
(Loss) income from operations of discontinued businesses, net of income taxes	-	(0.1)

(Loss) income from discontinued operations	-	(0.1)

Net (loss) income	$(7.2)	$(2.6)

(Loss) earnings per common share - basic:
Continuing operations	$(0.19)	$(0.07)
Discontinued operations	-	-
Net income	(0.19)	(0.07)

(Loss) earnings per common share - diluted:
Continuing operations	$(0.19)	$(0.07)
Discontinued operations	-	-
Net income	(0.19)	(0.07)

Weighted average shares outstanding
Basic	38.0	37.7
Diluted	38.0	37.7

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$285.5	$304.9
Accounts receivable, net	224.9	258.8
Inventories	216.2	203.3
Other current assets	66.5	74.2

Total current assets	793.1	841.2

Property, plant and equipment, net	66.6	66.9
Intangible assets, net	315.3	320.4
Other assets	23.4	22.5

Total assets	$1,198.4	$1,251.0

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$206.2	$219.2
Other current liabilities	140.4	172.3

Total current liabilities	346.6	391.5

Other liabilities	71.4	77.8

Total liabilities	418.0	469.3

Shareholders' equity	780.4	781.7

Total liabilities and shareholders' equity	$1,198.4	$1,251.0

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended March 31, 2011		Three months ended March 31, 2010		% Change
	Revenue	% Total	Revenue	% Total
Americas	$143.1	45.2%	$161.7	44.2%	-11.5%
Europe	62.3	19.7%	86.7	23.7%	-28.1%
North Asia	74.2	23.4%	81.3	22.2%	-8.7%
South Asia	36.9	11.7%	36.1	9.9%	2.2%
Total	$316.5	100.0%	$365.8	100.0%

	Revenue	% Total	Revenue	% Total
Traditional storage
Optical products	$127.7	40.3%	$157.4	43.0%	-18.9%
Magnetic products	82.5	26.0%	90.0	24.6%	-8.3%
Other traditional storage	12.6	4.0%	16.1	4.4%	-21.7%
Total traditional storage	222.8	70.3%	263.5	72.0%	-15.4%
Emerging storage	52.7	16.7%	57.5	15.7%	-8.3%
Electronics and accessories	41.0	13.0%	44.8	12.2%	-8.5%
Total	$316.5	100.0%	$365.8	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Americas	$2.0	1.4%	$9.1	5.6%	-78.0%
Europe	0.9	1.4%	1.8	2.1%	-50.0%
North Asia	3.3	4.4%	3.1	3.8%	6.5%
South Asia	0.4	1.1%	1.0	2.8%	-60.0%
Corp/Unallocated (1)	(10.0)	NM	(14.8)	NM	NM
Total	$(3.4)	-1.1%	$0.2	0.1%

	Gross Margin		Gross Margin

Traditional storage	19.2%		19.7%
Emerging storage	13.5		7.7
Electronics and accessories	13.2		12.1
Inventory write-offs related to restructuring programs	(0.4)		-
Total	17.1%		16.9%

NM - Not Meaningful
(1) Corporate and unallocated amounts include inventory write-offs related to restructuring programs, litigation settlement, goodwill impairment, research and development expense, corporate expense, stock-based compensation expense, and restructuring and other charges that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

	Table Four

	IMATION CORP.
	OPERATIONS, CASH FLOW AND ADDITIONAL INFORMATION
	(Dollars in millions)
	(Unaudited)

	(Dollars in millions)	Three Months Ended March 31
		2011	2010
	Operations
	Gross Profit	$54.0	$61.7
	Gross Margin %	17.1%	16.9%
	Operating (Loss) Income	$(3.4)	$0.2
	Operating (Loss) Income %	-1.1%	0.1%
	Tax Rate %	NM	NM

	Cash Flow
	Net cash (used in) provided by operating activities	$(19.1)	$68.4
	Net cash (used in) provided by investing activities	$(3.6)	$(7.1)
	Net cash (used in) provided by financing activities	$(1.7)	$-
	Cash and cash equivalents - end of period	$285.5	$224.2

	Capital Spending	$2.6	$2.2
	Depreciation	$2.9	$4.7
	Amortization	$6.0	$5.8

	NM - Not Meaningful

	Asset Utilization Information *
		March 31 2011	December 31 2010

	Days Sales Outstanding (DSO)	58	57
	Days of Inventory Supply	78	69
	Debt to Total Capital	0.0%	0.0%

	Other Information

	Approximate employee count as of March 31, 2011:		1,100
	Approximate employee count as of December 31, 2010:		1,115
	Book value per share as of March 31, 2011:		$20.59
	Shares used to calculate book value per share (millions):		37.9
	Imation repurchased 191,700 shares of its stock during the quarter.
	Authorization for repurchase of approximately 2.1 million shares remains outstanding based on latest Board authorization.

*	These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

	Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

	Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days.

	Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended March 31, 2011			Three Months Ended March 31, 2010
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$316.5	$-	$316.5	$365.8	$-	$365.8
Cost of goods sold	262.5	(1.2)	261.3	304.1	-	304.1
Adjusted gross profit	$54.0	$1.2	$55.2	$61.7	$-	$61.7

Adjusted gross margin	17.1%		17.4%	16.9%		16.9%

Operating (loss) income	$(3.4)	$3.7	$0.3	$0.2	$4.0	$4.2

Adjusted income tax provision (benefit)	$1.7	$0.3	$2.0	$(1.1)	$1.5	$0.4

Adjusted (loss) income from continuing operations	$(7.2)	$3.4	$(3.8)	$(2.5)	$2.5	$(0.0)

Adjusted (loss) earnings per common share from continuing operations
Diluted	$(0.19)		$(0.10)	$(0.07)		$(0.00)

Adjusted weighted average shares outstanding
Diluted	38.0		38.0	37.7		37.7

* See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating (loss) income / Adjusted operating income

	Three Months Ended March 31
	2011	2010
Operating (loss) income from continuing operations:	$(3.4)	$0.2
Goodwill impairment	1.6	-
Restructuring and other	0.9	4.0
Inventory write-downs related to restructuring programs included in cost of good sold	1.2	-
Total adjustments	3.7	4.0
Adjusted operating income from continuing operations - Non-GAAP	$0.3	$4.2

Effect on diluted EPS:
(Loss) income from continuing operations	$(0.19)	$(0.07)
Goodwill impairment	0.04	-
Restructuring and other	0.02	0.07
Inventory write-downs	0.03	-
Adjusted diluted EPS - Non-GAAP	$(0.10)	$-

The Non-GAAP financial measurements (adjusted operating income (loss) from continuing operations, adjusted diluted EPS) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
srobinson@imation.com